Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Hancock Jaffe Laboratories, Inc. on Form S-8 [FILE NO. 333-225569] of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated March 13, 2019, with respect to our audits of the financial statements of Hancock Jaffe Laboratories, Inc. as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017, which report is included in this Annual Report on Form 10-K of Hancock Jaffe Laboratories, Inc. for the year ended December 31, 2018.

/s/ Marcum LLP

Marcum llp

New York NY

March 13, 2019